EXHIBIT 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus  of Icahn Enterprises L.P. for the registration of senior notes and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial  statements of Adamar of NJ, Inc. for the year ended December 31, 2009, which was incorporated by reference into the Icahn Enterprises L.P.’s Form 8-K/A  dated December 3, 2010 from the Current Report on Form 8-K/A filed by Icahn Enterprises L.P. dated April 13, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 3, 2010